PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS THIRD QUARTER 2010 RESULTS

DALLAS, TEXAS …October 29, 2010 … CompX International Inc. (NYSE: CIX) announced today sales of $35.7 million for the third quarter of 2010 compared to $29.4 million in the same period of 2009.  Operating income was $3.1 million in the third quarter of 2010 compared to an operating loss of $159,000 in the same period in 2009.  Net income for the third quarter of 2010 was $1.7 million, or $0.13 per diluted share, compared to net income of $511,000, or $0.04 per diluted share, in the third quarter of 2009.

For the nine months ended September 30, 2010 sales were $102.9 million compared to $87.1 million in the previous year.  Operating income was $7.8 million for the nine months ended September 30, 2010 compared to an operating loss of $2.0 million for 2009.  Net income for the nine months ended September 30, 2010 was $2.4 million, or $0.20 per diluted share, compared to a net loss of $1.7 million, or $0.13 per diluted share, in 2009.  The 2010 nine month period net income was impacted by a $1.9 million ($0.15 per diluted share) income tax charge in the first quarter of 2010 resulting from a change in the Company’s expectation relating to the repatriation of certain non-U.S. earnings.

Net sales increased principally due to improved order rates from customers across all business segments as a result of a positive change in the economic conditions in North America.  The increase in operating income in the third quarter and nine month periods of 2010 over the comparable 2009 periods is primarily due to the net effects of (i) an increase in contribution from the higher sales, (ii) improved margin percentage due to the higher sales increasing the utilization of production capacity and the coverage of fixed manufacturing costs, (iii) lower litigation expense in 2010 and (iv) the negative effects of relative changes in foreign currency exchange rates in 2010. Additionally, the third quarter of 2010 was negatively impacted by a $500,000 write-down related to assets held for sale.

“We are very pleased with the 22% increase in sales and an improvement in gross margin percentage during the quarter compared to the third quarter of 2009,” commented David A. Bowers, President & CEO.  “We continue to see gains in our gross margin percentage as a result of the positive impact of right sizing our business during the downturn and working to maintain an efficient cost structure as customer demand returns.  While the improvement in demand so far during 2010 has been significant, the future rate of improvement remains uncertain as does the overall economy.  Given this environment, we expect to continue to focus our efforts on gaining market share and maintaining an efficient cost structure.”

CompX is a leading manufacturer of security products, furniture components and performance marine components.  It operates from six locations in the U.S., Canada and Taiwan and employs approximately 800 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2010	2009	2010

Net sales	$29.4	$35.7	$87.1	$102.9
Cost of goods sold	22.4	26.0	69.1	75.3
Gross margin	7.0	9.7	18.0	27.6
Selling, general and administrative expense	5.4	5.7	16.5	17.2
Litigation expense	1.5	0.2	2.5	2.1
Assets held for sale write-downs	-	0.5	0.7	0.5
Other operating expense, net	(0.3)	(0.2)	(0.3)	-
Operating income (loss)	(0.2)	3.1	(2.0)	7.8
Interest expense	(0.2)	(0.2)	(0.9)	(0.7)
Other non-operating income, net	-	0.1	-	0.2
Income (loss) before income taxes	(0.4)	3.0	(2.9)	7.3
Provision (benefit) for income taxes	(0.9)	1.3	(1.2)	4.9
Net income (loss)	$0.5	$1.7	$(1.7)	$2.4

Net income (loss) per diluted common share	$0.04	$0.13	$(0.13)	$0.20

Weighted average diluted common shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	September 30,
	2009	2010
Assets		(Unaudited)

Current assets:
Cash and equivalents	$20.8	$10.6
Accounts receivable, net	11.7	17.6
Inventories, net	16.3	18.0
Deferred income taxes and other	6.3	4.0
Total current assets	55.1	50.2

Intangibles	32.4	32.1
Net property and equipment	63.6	60.1
Promissory note receivable	-	15.0
Assets held for sale	2.8	2.3
Other assets	0.1	0.1

Total assets	$154.0	$159.8

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of note payable to affiliate	$-	$0.8
Accounts payable and accrued liabilities	14.6	14.6
Interest payable to affiliate	-	0.7
Income taxes	-	2.1
Total current liabilities	14.6	18.2

Long-term debt	42.2	46.5
Deferred income taxes and other	12.2	11.6
Stockholders’ equity	85.0	83.5

Total liabilities and stockholders’ equity	$154.0	$159.8